                                                                 EXHIBIT 12.1




                          TOYOTA MOTOR CREDIT CORPORATION

                 CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                   Three Months Ended
                                                      December 31,
                                                   ------------------
                                                   2000          1999
                                                   ----          ----
                                                  (Dollars in Millions)

Consolidated income
   before income taxes.......................      $ 31          $ 55
                                                   ----          ----
Fixed charges:
   Interest..................................       383           277
   Portion of rent expense
      representative of the
      interest factor (deemed
      to be one-third).......................         2             2
                                                   ----          ----

Total fixed charges..........................       385           279
                                                   ----          ----
Earnings available
   for fixed charges.........................      $416          $334
                                                   ====          ====

Ratio of earnings to
   fixed charges<F1>.........................      1.08          1.20
                                                   ====          ====

-----------------
<F1>  As of January 31, 2001 TMCC has guaranteed payments of principal and interest on $186 million principal amount of bonds issued in connection with the manufacturing facilities of certain of its affiliates.  In addition, as of
      January 31, 2001, TMCC has guaranteed $50.0 million of TCA's debt.  As of
      December 31, 2000, TMCC has not incurred any fixed charges in connection with such guarantees and no amount is included in any ratio of earnings to fixed charges.